Exhibit 99.1

- American Land Lease Announces Third Quarter 2006 Results -

CLEARWATER, Fla., November 6, 2006 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL - news) today released results for third quarter 2006.

Summary Financial Results

  Third Quarter

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.27 for the three-month period ended September 30, 2006 compared to $0.32 from the same period one-year ago.

•	Funds from Operations (“FFO”; a non-GAAP financial measure defined on page 8 of this press release) were $3.6 million, or $0.41 per diluted common share, for the quarter compared to $3.7 million or $0.43 per diluted common share from the same period one year ago, a decrease of 4.7% on a per share basis.

•	Unit volume in home sales was 92 new home closings, including 76 new homes sold on expansion home sites. This compares with 115 new home closings in third quarter 2005.

•	“Same Store” results provided a revenue increase of 10.0%, an expense increase of 6.0% and an increase of 12.0% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 4.4%, an expense increase of 3.6% and an increase of 4.8% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “In a very competitive environment, excellent same site and same store third quarter results reflect the stability and strength of our core residential land lease business. As compared to 2005, third quarter property operating margins before depreciation expense were up 22%. We increased our focus on certain expense areas, especially utilities and insurance, in this quarter which yielded improved results.”

“We view the new home sales business as an activity that complements our residential land lease business by creating new revenue generating home sites. Consistent with the entire home sales industry, our new home closings were not as high as we projected at the beginning of the year. We did not achieve our objective for new contracts during the quarter as traffic was not as strong as we anticipated. We have a cautious outlook for the near term, but the absence of hurricanes this season coupled with our focus on the senior customer provide encouragement for the future. This outlook was reinforced by our ability to generate over 40 “sign and close deals” in the quarter which was evidence of pent up demand.”

“Our core business, owning land lease communities, is solid. Its returns grow with increased rents and with home sales. The latter has been affected by the national decline in new home sales. That said, we have solid locations, attractive homes, a hardworking sales team, and we are still selling homes at good prices. I remain upbeat and optimistic about the future of our company.”

Dividend Declaration

On November 1, 2006, the Board of Directors declared a third quarter common stock dividend of $0.25 per share payable on November 30, 2006, to stockholders of record on November 16, 2006.

On November 1, 2006, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended September 30, 2006, payable on November 30, 2006 to shareholders of record on November 16, 2006.

The Board of Directors reviews the dividend policy quarterly. The Company's dividends are set quarterly and are subject to change or elimination at any time. The Company's primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company's profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company's net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results – Third Quarter

Third Quarter Property Operations

Third quarter revenue from property operations was $9,121,000 as compared to $7,740,000 in the same period one year ago, a 17.8% increase. Third quarter property operating expenses totaled $3,136,000 as compared to $2,750,000 in the same period one year ago, a 14.0% increase. The Company realized significant increases in rental income driven by annual rental rate increases, the absorption of new home sites through its home sales efforts and the acquisition of three additional communities in the 2006 period.

Third quarter property operating expenses increased primarily due to increases in utility costs, tenant related legal costs, insurance premiums and the acquisition of three properties. The Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In addition, in 24 of the 32 communities we operate the individual homeowner’s energy is metered and changes in consumption are billed to the homeowner.

Third quarter property operating margins before depreciation expense increased to 63.0% from 60.6% in the prior year’s third quarter.

Third Quarter “Same Store” Results

Third quarter “same store” results reflect the results of operations for properties and golf courses owned during the third quarters of both 2006 and 2005. Same store properties account for 90% of property operating revenues for third quarter 2006. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired.

The same store % change results are as follows:

3Q06
Revenue	10.0%
Expense	6.0%
Net Operating Income	12.0%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. When these revenues are associated with the expenses we incur, the change in revenues and expenses for the quarter are shown below.

3Q06
Revenues	10.0%
Less: Reimbursements	(0.3)%

Revenue growth net of reimbursements	9.7%
Expenses	6.0%
Less: Reimbursements	(1.5)%

Expense growth net of reimbursements	4.5%
Same Store NOI Growth	12.0%

While we are focused on controlling operating expenses, our leases provide some insulation from changes in uncontrollable expenses.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption and golf operations contributions to total same store results for third quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.4%	5.3%	0.3%	10.0%
Expense	3.6%	3.6%	(1.2)%	6.0%
NOI	4.7%	6.2%	1.1%	12.0%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended September 30, 2006 and 2005 can be found on page 14 of this earnings release.

Third Quarter Home Sales Operations

Third quarter 2006 new home sales produced 92 closings, a 20.0% decrease from the 115 closings in the same period in the prior year. Average selling price per home was $129,000 as compared to $117,000 in the same period in the prior year, a 10.3% increase. Fourteen communities reported average selling prices in excess of $100,000 and five of the closings during the quarter exceeded $200,000 in selling price. The decrease in closings compared to the same period in the prior year was primarily due to decreased sales at three of the Company’s expansion communities in Florida. Brokerage profits were down 59.3% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, increased to 32.4% in the quarter as compared to 30.1% in the same period in the prior year, but reflected a rate lower than the 34.3% realized during second quarter 2006. This increase was driven primarily by increased selling prices which were partially offset by increases in costs of homes purchased. Selling costs as a percentage of sales revenue increased from 18.6% in the prior year’s period to 21.2% in the third quarter of 2006, reflecting incremental advertising and marketing expenses incurred to drive traffic in a slowing home sales market. The backlog of contracts for closing stood at 51, a decrease of 68% or 106 from the same period in the prior year.

The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended September 30, 2006	Quarter ended September 30, 2005
New home closings – Same Store	73	115
New home closings – Acquisitions	19	—

Total new home closings	92	115

New home contracts – Same Store	67	145
New home contracts – Acquisitions	14	—

Total new home contracts	81	145

Home resales	2	4

Brokered home sales	20	45

New home contract backlog – Same Store	36	157
New home contract backlog - Acquisitions	15	—

Total new home contract backlog	51	157

Outlook for 2006

The table below summarizes the Company’s projected financial outlook for 2006 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2006 Projected
FFO	$1.70 to $1.75
AFFO	$1.50 to $1.55
Diluted EPS	$1.20 to $1.25
Same Store Sales
Revenue Growth	8% to 11%
Expense Growth	9% to 13%
NOI Growth	8% to 10%
Home Sales Operating Income	$4.5M to $6.0M
Home Sale Net Contribution	$3.2M to $4.6M
General and Administrative Expenses	$3.8M to $4.2 M
Capital Replacements (per site)	$163 to $190
Depreciation	$3.8M to $4.5M

A portion of the Company's earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from new home sales are subject to greater volatility than are the earnings from land leases. The market for new home sales has declined over the first nine months of the year and the Company expects that trend to continue through the fourth quarter of the year. The Company's earnings estimates would be impacted positively or negatively by changes in the unit volume of new home sales or in the gross margins from new home sales. Home sales volume and gross margins are dependent upon a number of factors, including consumer confidence, the cost of homeowners’ insurance, and consumers’ access to financing sources for home purchases and the sale of their current homes. We have adjusted our guidance as to annual ranges based upon lower expected results from our home sales business. We expect full year results to be within that reduced range.

The Company's projected results for 2006 include a reduction in regulatory compliance costs. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2006 projections. In addition, projected results include the expense for performance based restricted stock. The Company's earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management's consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

Dispositions

During the quarter, the Company placed its New Jersey property under contract for sale subject to customary contingencies. There can be no assurance that the transaction will close.

Financing Activity

During the quarter, the Company closed four transactions.

•	The Company completed the refunding of a series of variable rate mortgages and provided additional proceeds of approximately $2.5 million which were used for the continued development of the Company’s inventory of home sites. The new note of $3.8 million bears interest at 6.63% with a fourteen year term.

•	The Company issued a $10 million short-term note payable with a variable rate of 200 basis points over the 1-month LIBOR rate maturing on January 25, 2007 in conjunction with the acquisition of a community. The Company expects to refund this bridge facility through permanent financing of the community

•	The Company borrowed $1.9 million on its construction loan facility to fund work at Sebastian Beach and Tennis Village.

•	The Company reduced the interest rate spread on its variable rate floor plan facility by 25 basis points to prime plus 25 basis points.

After the end of the quarter, on October 13, 2006, the Company closed a loan of $7.25 million for its Reserve at Fox Creek community that was acquired in February of 2006. The loan has a ten-year term and bears interest at 6.06%. The loan includes an interest only feature for five years, provides for future advances totaling $3.75 million at the 6.06% rate and provides further for additional advances above the $11 million total loan amount during the first five years based upon achieving certain levels of performance. The full funding of this loan will refund the Company’s original purchase price for the community.

Development Activity

The company maintains an inventory of 1,142 home sites that are fully developed. We sell new homes to be located on these home sites so that they will become revenue generating.

In addition the company has an inventory of 1,675 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous and a part of a current ANL land lease community where there are ongoing property operations and a proven customer base.

Significant development activity during the quarter included:

•	At Sebastian Beach and Tennis Village, construction and site work continued on schedule. The Company has learned that a new municipality was formed in July of 2006 which impacts a majority of the project. Know as the Town of Grant-Valkaria, the new municipality does not have a building department and the election of the first mayor and town council will be held on November 7, 2006. While the county continues to inspect the project, we are unable to project what impact the formation of the town may have on the timing of the project. Pre-sales and marketing activities for the community have already begun at an off site sales office opened in January.

•	At Savanna Club, construction on a 5,000+ square foot Fitness Center was completed.

•	At the Villages at Country Club project in Mesa, Arizona, site work continued.

•	At Riverside Club, construction neared completion for the community’s second clubhouse, this one including more than 22,000 square feet. This substantial amenity will be opened for resident use during fourth quarter.

•	At Sun Lake, construction activities continued on the expansion and renovation of the community center complex. This increased and improved amenity is scheduled to open in first quarter 2007.

American Land Lease, Inc. is a REIT that held interests in 32 manufactured home communities with 8,075 operational home sites, 1,142 developed expansion sites, 1,675 undeveloped expansion sites and 129 recreational vehicle sites as of September 30, 2006.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Monday, November 6, 2006 at 4:00 p.m. Eastern Standard Time to discuss third quarter 2006 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease third quarter 2006 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. Eastern Standard Time, November 6, 2006 until midnight on November 13, 2006. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 1428246.

Contact:	Robert G. Blatz, President (727) 726-8868

Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standard used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	As of
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
ASSETS
Real Estate	$298,293	$264,947	$254,690	$244,987	$232,178
Less accumulated depreciation	(28,041)	(27,836)	(26,132)	(25,277)	(24,451)
Real estate under development	103,940	95,195	87,068	74,416	74,818

Total Real Estate	374,192	332,306	315,626	294,126	282,545
Cash and cash equivalents	311	8,497	8,384	1,795	828
Inventory	23,731	23,588	20,654	18,759	19,431
Other assets	14,845	14,488	12,786	11,236	9,969
Assets Held for Sale	3,874	3,897	3,889	3,773	3,794

Total Assets	$416,953	$382,776	$361,339	$329,689	$316,567

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$203,428	$199,746	$182,762	$149,388	$124,763
Secured short-term financing	43,783	19,462	16,742	19,669	33,777
Accounts payable and accrued liabilities	17,359	12,036	12,006	12,474	11,804
Liabilities related to assets held for sale	2,261	2,273	2,304	2,304	2,328

Total Liabilities	266,831	233,517	213,814	183,835	172,672
Minority Interest in Operating Partnership	16,333	16,245	16,137	15,945	15,511
STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	25,000	25,000	25,000	25,000
Common Stock, par value $.01 per share; 12,000 shares authorized	92	92	92	93	93
Additional paid-in capital	289,223	290,576	289,206	288,224	288,188
Deferred compensation re restricted stock	—	(1,995)	(2,000)	(1,651)	(1,959)
Dividends in excess of accumulated earnings	(153,914)	(154,047)	(154,298)	(155,145)	(156,326)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders Equity	133,789	133,014	131,388	129,909	128,384

Total Liabilities and Stockholders’ Equity	$416,953	$382,776	$361,339	$329,689	$316,567

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$9,121	$8,507	$8,173	$7,684
Golf course operating revenues	154	213	470	232

Total property operating revenues	9,275	8,720	8,643	7,916
Property operating expenses	(3,136)	(3,056)	(2,916)	(2,827)
Recoveries of casualty expenses related to hurricanes	—	—	—	(6)
Golf course operating expenses	(296)	(373)	(365)	(346)

Total property operating expenses	(3,432)	(3,429)	(3,281)	(3,179)
Depreciation	(1,136)	(1,032)	(979)	(954)

Income from rental property operations	4,707	4,259	4,383	3,783
SALES OPERATIONS
Home sales revenue	12,197	12,052	13,496	16,781
Cost of home sales	(8,244)	(7,914)	(9,044)	(11,444)

Gross profit on home sales	3,953	4,138	4,452	5,337
Commissions earned on brokered sales	45	164	159	139
Commissions paid on brokered sales	(27)	(76)	(82)	(74)

Gross profit on brokered sales	18	88	77	65
Selling and marketing expenses	(2,582)	(2,754)	(2,800)	(3,162)

Income (loss) from sales operations	1,389	1,472	1,729	2,240
General and administrative expenses	(1,055)	(995)	(891)	(1,113)
Gain on sale of property	—	—	—	—
Interest and other income	34	91	53	1
Tax benefit	—	—	—	600
Interest expense	(2,218)	(1,832)	(1,579)	(1,498)

Income before minority interest in Operating Partnership	2,857	2,995	3,695	4,013
Minority interest in Operating Partnership	(330)	(350)	(435)	(479)

Income from continuing operations	2,527	2,645	3,260	3,534
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations, net of Minority Interest	40	51	42	28

Net Income
Cumulative preferred stock dividends	(485)	(484)	(484)	(484)

Net Income Attributable to common shareholders	$2,082	$2,212	$2,818	$3,078

Basic earnings from continuing operations (net of cumulative unpaid preferred dividends)	$0.27	$0.29	$0.37	$0.42
Basic earnings (loss) from discontinued operations	0.01	0.01	0.01	0.00

Basic earnings per common share	$0.28	$0.30	$0.38	$0.42

Diluted earnings from continuing operations	$0.26	$0.28	$0.35	$0.39
Diluted earnings (loss) from discontinued operations	0.01	0.01	0.01	0.01

Diluted earnings per common share	$0.27	$0.29	$0.36	$0.40

Weighted average common shares outstanding	7,507	7,465	7,423	7,341
Weighted average common shares and common share equivalents outstanding	7,808	7,836	7,880	7,722
Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$192,072	$191,215	$180,570	$136,641	$101,417
Mortgage Loans Payable – Floating	11,356	10,771	4,445	15,015	25,628
Floor Plan Facility	23,813	19,462	16,642	14,969	19,147
Acquisition Bridge Loan	10,000	—	—	—	—
Line of Credit	9,970	—	100	4,700	14,630

Total Debts	$247,211	$221,448	$201,757	$171,325	$160,822

% FIXED FLOATING
Fixed	77.7%	86.3%	89.5%	79.8%	63.1%
Floating	22.3%	13.7%	10.5%	20.2%	36.9%

Total	100.00%	100.00%	100.00%	100.00%	100.00%
AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.4%	6.4%	6.4%	6.6%	7.0%
Mortgage Loans Payable – Floating	6.9%	7.4%	7.2%	6.7%	6.5%
Floor Plan Facility	8.6%	8.75%	8.2%	7.6%	7.1%
Acquisition Bridge Loan	7.3%	—	—	—	—
Line of Credit	7.0%	7.35%	6.6%	6.4%	5.8%

Total Weighted Average	6.7%	6.7%	6.6%	6.7%	6.8%

DEBT RATIOS
Debt/Total Market Cap(1)	51.4%	49.2%	43.0%	42.1%	41.2%
Debt/Gross Assets	59.2%	64.6%	55.8%	52.0%	50.8%

MATURITIES	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010
Mortgage Loan Scheduled Principal Payments	733	2,978	3,132	3,346	3,573
Mortgage Loans Balloon Maturities	—	2,665	—	—	—
Floor Plan Facility	—	—	—	—	—

Total	$733	$5,643	$3,132	$3,346	$3,573

(1)	Computed based upon closing price as reported on NYSE as of the period ended.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended September 30,
	2006	2005
Net Income	$2,082	$2,436
Adjustments
Cumulative unpaid preferred stock dividends	485	484
Minority interest in operating partnership	330	391
Minority interest related to discontinued operations	18	17
Depreciation from discontinued operations	6	4
Real estate depreciation	1,136	869

Funds From Operations (FFO)	$4,057	$4,201
Cumulative unpaid preferred stock dividends	(485)	(484)

Funds From Operations attributable to common Stockholders	3,572	3,717
Capital Replacements	(285)	(300)

Adjusted Funds from Operations (AFFO)	$3,287	$3,417

Weighted Average Common Shares/OP Units Outstanding	8,800	8,688

Per Common Share and OP Unit:
FFO:	$0.41	$0.43
AFFO:	$0.37	$0.39
Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	61.0%	58.1%
AFFO:	67.6%	64.1%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

(in thousands)

(unaudited)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues	$7,661	$7,327	$334	4.6%	4.4%
Absorption rental revenues	577	171	406	237.4%	5.3%
Same site golf revenues	154	131	23	17.6%	0.3%

Same store revenues A	8,392	7,629	763	10.0%	10.0%

Re-development and newly acquired property revenues	883	242	641	264.9%

Total property revenues C	$9,275	$7,871	$1,404	17.8%

Same site rental expenses	$2,315	$2,223	$92	4.1%	3.6%
Absorption rental expenses	93	—	93	100.0%	3.6%
Same site golf expenses	296	329	(33)	(10.0)%	(1.2)%

Same store expenses B	2,704	2,552	152	6.0%	6.0%

Re-development and newly acquired property expenses	305	96	209	217.7%
Recoveries of casualty expenses related to hurricanes	—	(21)	21	100.00%
Expenses related to offsite management[2]	423	473	(50)	10.6%

Total property operating expenses D	$3,432	$3,100	$332	10.7%

Same Store net operating income A-B	$5,688	$5,077	611	12.0%

Total net operating income C-D	$5,843	$4,771	$1,072	22.5%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2005 period. For example, same site rental revenues of $334 as compared to the total same store revenues in 2005 of $7,629 is a 4.4% increase ($334/$7,629=4.4%).
(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF SEPTEMBER 30, 2006

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	341	100%	$333	—	—	48
Brentwood Estates	Hudson, FL	133	98%	264	—	—	58
Sebastian Beach & Tennis Club	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	96%	348	—	—	—
Stonebrook	Homosassa, FL	188	100%	296	—	—	14
Sunlake Estates	Grand Island, FL	354	100%	351	—	—	42
Sun Valley	Tarpon Springs, FL	261	97%	382	—	—	—
Forest View	Homosassa, FL	268	100%	311	—	—	36
Gulfstream Harbor	Orlando, FL	382	98%	409	—	50	—
Gulfstream Harbor II	Orlando, FL	306	100%	402	—	37	1
Gulfstream Harbor III	Orlando, FL	158	100%	396	—	—	127
Lakeshore Villas	Tampa, FL	281	98%	419	—	—	—
Park Place	Sebastian, FL	368	100%	320	—	—	97
Park Royale	Pinellas Park, FL	294	95%	422	—	—	15
Pleasant Living	Riverview, FL	245	96%	358	—	—	—
Riverside GCC	Ruskin, FL	434	100%	505	—	420	86
Royal Palm Village	Haines City, FL	277	97%	340	—	—	110
Cypress Greens	Lakeland, FL	210	100%	251	—	—	48
Savanna Club	Port St Lucie, FL	959	100%	296	—	—	108
Woodlands	Groveland, FL	157	99%	308	—	—	135

	Subtotal—Florida	5,954				1,040	925

Blue Star	Apache Junction AZ	22	55%	397	129	—	—
Brentwood West	Mesa, AZ	350	93%	447	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	375	—
Desert Harbor	Apache Junction AZ	189	99%	359	—	—	17
Fiesta Village	Mesa, AZ	172	86%	378	—	—	—
La Casa Blanca	Apache Junction AZ	197	99%	378	—	—	—
Lost Dutchman	Apache Junction AZ	196	81%	321	—	—	46
Rancho Mirage	Apache Junction AZ	312	94%	418	—	—	—
Reserve at Fox Creek	Bull Head City, AZ	231	100%	315	—	—	83
Sun Valley	Apache Junction AZ	268	92%	347	—	—	—

	Subtotal—Arizona	1,937			129	375	146

Foley Grove	Foley, AL	94	100%	282		260	71
Mullica Woods	Egg Harbor City, NJ	90	100%	491	—	—	—

Total Communities	32	8,075	97%	$362	129	1,675	1,142

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 84.1% across the entire portfolio. Including sites not yet developed, occupancy was at 73.2% at September 30, 2006.

Portfolio Summary

	Operational Home sites	Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2005	7,283	976	1,270	129	9,658
Properties developed	—	19	(19)	—	—
Redevelopment of lots	(114)	114	—	—	—
New lots purchased	667	278	260		1,205
New leases originated	240	(240)	—	—	—
Adjust for site plan changes	(1)	(5)	164	—	158

As of September 30, 2006	8,075 (1)	1,142	1,675	129	11,021

(1)	As of September 30, 2006, 7,862 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2005	6,947	7,283	95.4%
New home sales	292	240
Used home sales	4	—
Used homes acquired	(30)	—
Redevelopment of lots	—	(114)
Lots acquired (sold)	667	667
Homes constructed by others	15	—
Homes removed from previously leased sites	(33)	(1)

As of September 30, 2006	7,862	8,075	97.4%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Expansion sites leased during the period		76	92

Estimated first year annualized profit on leases originated during the period	A	$269	$369

Costs, including development costs of sites leased		$4,714	$4,607
Home sales income (loss) attributable to sites leased		1,370	1,564

Total costs incurred to originate ground leases	B	$3,344	$3,037

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	8.0%	12.1%

For the three months ended September 30, 2006 and 2005, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Reported income from sales operations	$1,389	$1,612
Used home sales and brokerage business income	(19)	(48)
Used home sales	—	—

Adjusted income for projection analysis	$1,370	$1,564

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2005 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2005
Property income before depreciation	A	$19,819
Total investment in operating home sites	B	$242,304
Return on investment from earning home sites	A/B	8.2%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006	3Q06 over 2Q06 Increase/ Decrease	3Q06 over 2Q06 % Change	3Q06 over 3Q05 Increase/ Decrease	3Q06 over 3Q05% Change
New home contracts	145	105	117	125	81	-44	-35.2%	-64	-44.1%
New home closings	115	133	104	95	92	-3	-3.2%	-23	-20.0%
Home resales	4	1	—	3	2	-1	-33.3%	-2	-50.0%
Brokered home sales	45	51	62	54	20	-34	-63.0%	-25	-55.6%
New home contract backlog	157	93	75	86	51	-35	-40.7%	-106	-67.5%
Average Selling Price	$117,000	$125,000	$128,000	$124,000	$129,000	$5,000	4.0%	$12,000	10.3%
Average Gross Margin Percentage	30.1%	31.8%	33.0%	34.3%	32.4%